Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS SECOND QUARTER 2016 FINANCIAL

RESULTS AND PROVIDE A BUSINESS UPDATE

Monday, August 15, 2016

11:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s second quarter 2016 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we will hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Lisa Sundstrom, SANUWAVE’s Chief Financial Officer, please go ahead.

Lisa Sundstrom

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

SANUWAVE will now provide an update of our activities during the quarter as well as our preliminary second quarter 2016 financial results. Our Quarterly Report on Form 10-Q with the SEC will be filed shortly. If you would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, August 15, 2016. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Good morning everyone and thank you for joining us.

We had a Fantastic and Event-filled second quarter.  The team will spend time going over their area of concentration with Pete Stegagno discussing regulatory and international, Iulian discussing our continued innovation and R&D, and Lisa reviewing the financials and discussing our efforts to improve cash flows and capital.

With smaller medical device technology companies there always needs to be a thoughtful balance between product development, innovation, sales growth and capital provided by our shareholders and owners. During the second quarter the team exemplified the balance necessary for success as a small operation with aspirations for growth. The five highlights we want to focus on are the following

-	We successfully submitted our DFU study to the FDA, which Pete will discuss in detail
-	We continued to innovate with 2 new patents and presented at the Mt. State BioFilm conference which Iulian detail.
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On the capital front we successfully completed an offering, extended our debt with Healthtronics, which was no small feat, and replaced our convertible debenture with a new provider and with greater flexibility.

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Fourth, we were able to make a transition to the cloud from an IT perspective and a physical office move. Both actions will save the company $100k/year. These actions also allow for scalability and expansion capability, and also consolidates R&D.

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Finally, we reworked our international distribution and production supply agreements to set ourselves up for the future with better economics for distributors and for SANUWAVE. Pete will go into detail about these relationships, but it is evidenced with a strong growth in our order book, and our expansion from 7 to 10 countries.

With that let me turn it over to Pete to discuss the FDA submission, Pete

Pete Stegagno

SANUWAVE recently announced that it has submitted to the U.S. Food and Drug Administration (FDA) a de novo petition requesting Agency review and classification of the dermaPACE device for treating Diabetic Foot Ulcers (DFU) as a Class II device. Through the course of two trials, 336 patients were randomized in double-blind, parallel group, sham controlled, multicenter, 24-week pivotal clinical trials that were designed to quantify the safety and effectiveness of the noninvasive procedures with dermaPACE.

In April 2016, SANUWAVE met with FDA to discuss the safety and effectiveness results of the trial as well as to discuss various submission strategies. Specifically, we discussed the applicability of the dermaPACE device and the associated clinical trial results in regard to FDA’s de novo review process. We concluded the meeting by informing FDA that we intended to submit the results under the de novo process.

Working with Musculoskeletal Clinical Research Associates (MCRA), SANUWAVE submitted to FDA on July 23, 2016 a de novo petition. Due to the strong safety profile of dermaPACE and the efficacy of the data showing statistical significance for wound closure for dermaPACE subjects at 20 weeks and out to 24 weeks, SANUWAVE believes that the dermaPACE device should appropriately be considered for classification into Class II as there is no legally marketed predicate device and that there is not an existing Class III classification regulation or one or more approved. Should FDA determine that the regulatory criteria are met, FDA can decide to grant the de novo, in which case the dermaPACE will be classified as Class II and may be marketed immediately.

There were several reasons SANUWAVE decided to not submit a Pre-Market Approval (PMA) as opposed to having submitted a PMA in 2011 after the completion of the first dermaPACE trial in treating DFUs. First, there was no Class II predicate device cleared for treating DFUs that also had equivalent technical characteristics to dermaPACE. Secondly the clinical evidence for safety, while strong, was based upon a lower number of subjects. And thirdly, in 2011, the de novo process was in its early stages. In 2014, a draft guidance was released by FDA that added an alternative pathway for devices to be considered under the de novo process. Under the new de novo pathway, if a person believes their device is appropriate for classification into Class I or Class II and determines there is no legally marketed predicate device, they may submit a de novo without a preceding 510(k) and Not Substantially Equivalent (NSE) decision.

Clinical Results

A combined total of 336 patients entered the dermaPACE studies at 37 sites. The patients in the studies were followed for a total of 24 weeks. The studies’ primary endpoint, wound closure, was defined as “successful” if the skin was 100% re-epithelialized at 12 weeks without drainage or dressing requirements confirmed at two consecutive study visits.

SANWUAVE believes the data demonstrates that dermaPACE® provides an assurance of safety and effectiveness in the treatment of diabetic foot ulcers. The overall safety profile is very positive with no adverse events definitely related to the dermaPACE® system and comparable adverse event rates between the two study groups. Additionally, the effectiveness results demonstrate superiority in wound closure of dermaPACE® compared to the control at 20 and 24 weeks, as well as, the additional supporting analyses.

In both studies, the primary endpoint was to assess the effectiveness (incidence of complete wound closure) of the dermaPACE® and sham-control groups 12 weeks post-initial application. Superiority was demonstrated at 20 weeks and 24 weeks post-initial application, and, while not statistically significant, the percentage of dermaPACE® subjects with wound closure is higher at 12 weeks compared to the control. These results demonstrate a reasonable assurance of effectiveness at the later time points when using dermaPACE. Reviewing the effectiveness at 20 weeks also is consistent with FDA guidance on chronic wound studies.

In addition to the strong safety and effectiveness data, the de novo petition also contains a discussion of device benefits, device risks, and risk mitigations. Additionally, the petition includes recommendations for special controls to provide guidelines for future assessment of devices that may follow. These guidelines include specific technical and clinical requirements which other devices must conform to in order to provide reasonable assurance of safety and effectiveness for future reviews by FDA.

We expect to have initial feedback from FDA by Q4 of this year. We will keep the investor community accordingly.

And now I’ll turn it back to Kevin

Kevin Richardson

Thank you Pete. As you can hear from Pete, we are extremely excited about where we stand in the FDA process and we are now gearing up in anticipation of approval in the next six months.

Let me now turn it over to Iulian, Iulian…

Iulian Cioanta

Thank you Kevin and good morning everyone.

Innovation is a fundamental activity at SANUWAVE and we are constantly looking to improve the intellectual coverage of our proprietary shock wave technology. From this point of view, SANUWAVE continued to receive new patents. U.S. Patent and Trademark Office has issued to our company the US patent number 9,161,768 entitled “Extracorporeal Pressure Shock Wave Devices with Reversed Applicators and Methods for Using These Devices”. The patent claims are related to the special construction of the reversed applicators that have their aperture along the large axis of the reflector, instead of the classic construction of pressure shock wave applicators that have their aperture along their small axis of the reflector. This construction gives the advantage to treat a larger area in one position of the applicator, based on the fact that the targeted area is intersecting the applicator’s focal volume on its longitudinal plane and not transversal, as it happens with the classic design. Furthermore, these new applicators are capable of sending into the targeted tissue both focused pressure shock waves and radial pressure waves that are emerging at the point of origin of acoustic pressure shock waves. These hybrid shock waves, when combined with larger treatment area, give a significant increase in the applicators’ efficiency. The reversed applicators can be used for treating heart, for breaking fibrotic tissue, for repairing hypertrophic lesions or organ adhesions or capsular contracture or damaged tissue, for treating infections, for stimulation, proliferation and differentiation of stem cells, for gene therapy, for regeneration or stimulation or repair of nerve cells and for treating bone spurs and heterotopic ossifications.

Another patent that was awarded to SANUWAVE is the US patent number 9,198,825 entitled “Increase Electrode Life in Devices Used for Extracorporeal Shockwave Therapy (ESWT)”. The patent has claims related to the special construction of the spark gap electrodes used to generate electrohydraulic shock waves. These novel electrodes have a larger surface of the electrode tip that translates in slower electrode tip erosion during their use, allowing a longer life for the electrodes when compared to classic electrode designs. The bore found at the tip of this new electrode also assures a much better heat dissipation, which further decreases electrode erosion and consequently increases their longevity. The claims of this patent are also covering a special liquid mixture containing different additives that allow the recombination of active radicals generated during high voltage discharge in between aforementioned electrodes, which also translates in a longer life for these electrodes. In conclusion, this new design allows a much more efficient utilization of our devices and can produce a significant increase the useful life of our applicators.

As mentioned in our previous conference calls, SANUWAVE is also conducting research studies referring to the influence of acoustic pressure shock wave technology on planktonic/individual bacteria suspended in fluids at University of Georgia and on bacterial biofilms at the Center for Biofilm Engineering from Montana State University. The studies from University of Georgia showed that our proprietary technology is killing 97% of staph bacteria and 78% of E-coli when 5 million colony forming units of bacteria were present in each milliliter of fluid that was slowly circulated in the shock wave action zone or the focal zone. The results of our tests from the Center for Biofilm Engineering from Montana State University on Staph aureus and on Pseudomonas medical biofilms showed a log reduction in between 3 and 4, which translates in 99.9% to 99.99% reduction or removal of the biofilm. We also demonstrated a log reduction in between 4 and 5 (99.99% to 99.999%) in marine biofilms created by seawater organisms. These very promising results were presented at the Center for Biofilm Engineering’s 2016 Biofilm Science and Technology Meeting held at Montana State University in Bozeman, Montana on July 19-21, 2016. The podium presentation of our results was very well received by audience and raised the interest of participant companies for potential collaboration in the field of biofilms eradication.

For the future, the company plans to continue these studies with University of Georgia and University of Montana on new species of virulent bacteria, to prove the efficacy and usefulness of acoustic pressure shock waves in cleaning biofilms and eradicate bacteria in specific medical and industrial applications.

Kevin.

Kevin Richardson

Thanks Iulian. As you can hear from Iulian, we are continuing to invest and expand our R&D efforts and leading the shock wave industry on these initiatives. We hope to have more to report on this on the next call as the activity from Mt. State has been robust.

Now let’s hear from Lisa on the financials, Lisa….

Lisa Sundstrom

Thank you, Kevin.

Revenues for the three months ended June 30, 2016 were $203,000, a decrease of $37,000, or 15% from the prior year. Our revenues result primarily from sales in Europe, Asia and Asia/Pacific of our orthoPACE and dermaPACE devices and related applicators. The decrease in revenues for 2016 was due to higher sales of new orthoPACE devices and applicators in Europe and Asia/Pacific in 2015, there were four new devices sold in 2015 and two new devices and two demonstration devices sold in 2016.

Research and development expenses for the three months ended June 30, 2016 were $476,000, an increase of $19,000, or 4% from the prior year. Research and development expenses increased due to higher travel expenses, non-cash stock based compensation expense due to stock option issuance during the quarter and higher consulting expenses related to the pre-submission package to the FDA. This is partially offset by lower payments to third party clinical sites participating in the dermaPACE clinical study as the patient enrollment was completed in 2015 and lower consulting related costs as the data results were also completed in 2015.

General and administrative expenses for the three months ended June 30, 2016 were $590,000, a decrease of $47,000, or 7% from the prior year. The decrease in general and administrative expenses is primarily due to reduced salary and related costs as a result of reduction in headcount in July 2015 and is partially offset by higher professional and legal fees related to equity offering in 2016 and higher non-cash stock based compensation expense due to stock option issuance during the quarter.

Net loss for the three months ended June 30, 2016 was $1.1 million, or ($0.01) per share, compared to a net loss of $1.5 million, or ($0.02) per share, for the same period in 2015, a decrease in the net loss of $399,000, or 26%. The decrease in the net loss for 2016 was primarily due to the gain on the warrant valuation.

Looking at cash flows, as of June 30, 2016, we had cash on hand of $123,000, compared with $153,000 at December 31, 2015. Net cash used by operating activities was $1.7 million for 2016, compared with $1.9 million for 2015. The decrease for 2016 in cash used for operations was primarily due to lower operating expenses in 2016 and it partially offset by higher non-cash stock based compensation expense due to stock option issuance.

We continue to project that our cash burn-rate from operations will be approximately $175,000 to $225,000 per month in 2016 as funds will be utilized for an office relocation and upgrade of our information technology platform, preparation of any additional analysis of the clinical data results as requested by the FDA and preparation of the launch of the dermaPACE upon FDA approval.

Now, let me turn the call back to Kevin.

Kevin Richardson

Thanks Lisa, as we mentioned earlier, the quarterly fluctuations will remain until we develop a strong order book, which should be starting in September. The Q2 numbers were impacted because we basically froze our distributors as they waited for new contracts. But you can also see we managed cash well and set ourselves up for future success.

Before we turn it to Pete let me discuss our international strategy briefly. Historically, we did not put any resources into international as a way to save money. We also previously, has an approach that was quite frankly, very American and very standard. What we have realized over the past 12 months and implemented in the past 3 months is each country is different and we need to pay attention to each country. Some countries are using mobile services, some use in office, some use lots of shocks per visit, others use many visits, it varies country by country. We have partnered with country wound experts and let them decide the best economics for both of us. We also lowered price, reworked our refurbishment arrangements, and laid a path out for product development. With these changes we have also added 3 new countries. We expect to add more countries by year end as well. Lastly, we will be providing order guidance in the future and throughout 2017, but only through 2017. We feel this will help investors understand the progress and business shape we have made internationally. We will provide an update on orders in the near future. When we provide these updates know that we only count definitive orders which will lead to revenue within a year. They will most likely also have a deposit paid to us, so we are not on the hook.

With that, let me turn it back to Pete to discuss international then we will conclude and be open to Q&A

Pete Stegagno

Thank you Kevin.

As Kevin mentioned, A SANUWAVE management team literally went around the world visiting our most active distributors. Between Kevin, Iulian, and myself, we visited South Korea, Italy, Belgium, Romania, Sweden, the Middle East, and with a stop in Switzerland to visit our contract manufacturer. The past number of years has seen SANUWAVE singularly focused on the clinical operations and submission process for our dermaPACE device. And even though we have maintained continuous contact with our distributor base via telephone and e-mail, there is no substitute for face-to-face meetings; especially when faced with language barriers. These meetings we had with these distributors was very beneficial for both sides. We had very open and frank discussions which resulted in our ability to better understand the opportunities and obstacles each region faces. For example, in Korea, the user base for wound indication will primarily be university hospital based. In Italy, that is very different. That distributor is developing a mobile/daily rental model in addition to his standard hospital and clinician model. Our talks in Belgium helped identify some key operational and logistical opportunities which may help with improved delivery times and cost reductions. As a result of these meetings, we have begun to rework our distribution agreements, opening up competitive avenues that were not available to these distributors prior to our visits. We have expanded the number of countries we are actively present in from 7 to 10, and we expect this to increase over the next 6 -12 months. As Kevin has already mentioned, we will be updating you with our order book progress as our initiatives begin to take hold (and after most of Europe begins to return from their summer holidays). I’ll turn it back to Kevin.

Kevin Richardson

Thanks Pete

Before Q&A let me repeat the highlights

-	FDA submission
-	Restructured debt with Healthtronics
-	Refinanced convertible note
-	Office move and IT transition to save money and allow for expansion
-	Presented at Montana State and moved our IP portfolio forward
-	International re-ignition and restructuring leading to order growth

Q&A

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson